STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, by unanimous written consent of the Board of Directors of Swift Energy Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article I" so that, as amended, said Article shall be and read as follows:
“The name of the corporation is SilverBow Resources, Inc. (hereinafter, the “Corporation”).”
SECOND: That no vote of stockholders is required pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That in accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this instrument shall not become effective until 12:00:00 a.m. on May 5, 2017.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of April, 2017.

By:	/s/ Christopher M. Abundis
Christopher M. Abundis Senior Vice President, General Counsel and Secretary